Exhibit 99.2
Covanta Holding Corporation Announces
Tender Offer for Any and All Outstanding
1.00% Senior Convertible Debentures due 2027
FAIRFIELD, NJ, November 9, 2010 — Covanta Holding Corporation, a Delaware corporation (NYSE:CVA) (the “Company” or “Covanta”), today announced the commencement of a cash tender offer (the “Tender Offer”) for any and all of its outstanding 1.00% Senior Convertible Debentures due 2027 (the “Debentures”). As of November 9, 2010, there was $373,750,000 aggregate principal amount of the Debentures outstanding. The Tender Offer will expire at midnight, New York City time, on December 8, 2010, unless extended or earlier terminated by the Company (the “Expiration Date”). The terms and conditions of the Tender Offer are set forth in an Offer to Purchase dated November 9, 2010 (the “Offer to Purchase”) and related Letter of Transmittal dated November 9, 2010.
The purchase price to be paid for Debentures that are validly tendered in the Tender Offer and not validly withdrawn on or prior to the Expiration Date is set forth in the table below:

			Purchase Price Per
CUSIP	Principal Amount		$1,000 Principal
Number	Outstanding	Security Description	Amount
22282EAA0	$373,750,000	1.00% Senior Convertible Debentures due 2027	$990
Covanta will pay in respect of any Debentures accepted for purchase in the Tender Offer, accrued and unpaid interest up to, but not including, the date of payment for the Debentures.
As set forth in the Offer to Purchase or as required by applicable law, tendered Debentures may be withdrawn on or before the Expiration Date, but may not be withdrawn after the Expiration Date. Withdrawn Debentures may be re-tendered at any time prior to the Expiration Date. The Tender Offer is conditioned upon the satisfaction of certain conditions set forth in the Offer to Purchase, including the issuance of at least $400 million of senior notes on terms and conditions satisfactory to the Company. Covanta may extend, amend or terminate the Tender Offer under certain conditions.
The Company has engaged Barclays Capital Inc. to act as lead dealer manager and BofA Merrill Lynch to act as co-dealer manager for the Tender Offer, and D.F. King & Co., Inc. to act as information agent and depositary for the Tender Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 967-7635 (U.S. toll free) or at (212) 269-5550 (collect), or in writing to 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Elton Bagley. Questions regarding the Tender Offer may be directed to Barclays Capital Inc. at (800) 438-3242 (U.S. toll free) or (212) 528-7581 (collect) or BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) or (980) 388-4603 (collect).
This press release is for informational purposes only and is not an offer to buy or sell or the solicitation of an offer to buy or sell with respect to any securities. The solicitation of offers to buy the Debentures is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made to holders of Debentures in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the dealer managers, the depositary or the information agent is making any recommendation as to whether or not holders should tender their Debentures in connection with the Tender Offer.

About Covanta
Covanta Holding Corporation (NYSE:CVA) is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into more than 9 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully close its announced or planned acquisitions or projects in development and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Contacts
Marisa F. Jacobs
Vice President, Investor Relations
973-882-4196
James Regan
Associate, Media Relations and Corporate Communications
973-882-7152